EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2021 Results
•Full Year Net Income of $190.9 Million and Earnings Per Share of $17.71
•Petroleum Additives Full Year Shipments Strong, Up 11.7%
•566,671 Shares Repurchased in 2021
Richmond, VA, February 2, 2022 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2021.
Net income for the fourth quarter of 2021 was $17.2 million, or $1.65 per share, compared to net income of $66.9 million, or $6.12 per share, for the fourth quarter of 2020. Net income for 2021 was $190.9 million, or $17.71 per share, compared to $270.6 million or $24.64 per share, for 2020. Prior year net income includes a gain of $16.5 million related to the sale of a non-operating parcel of real estate.
Sales for the petroleum additives segment for the fourth quarter of 2021 were $573.4 million, up from $525.2 million in the fourth quarter of 2020. Shipments decreased 1.6% between periods, with decreases in both lubricant additives and fuel additives shipments. Petroleum additives operating profit for the fourth quarter of 2021 was $40.7 million, compared to $84.3 million for the same period last year. The decrease was mainly due to higher raw material and operating costs, partially offset by increased selling prices.
For the year, petroleum additives sales were $2.3 billion compared to sales in 2020 of $2.0 billion. The increase was mainly due to higher shipments, increased selling prices and changes in foreign currency. Shipments increased 11.7% between periods, with increases in both lubricant additives and fuel additives shipments across all regions except Europe, which reported a decrease in fuel additives shipments. Petroleum additives operating profit for 2021 was $281.1 million compared to $333.2 million for 2020. The decrease was due mainly to higher raw material and operating costs, partially offset by increased selling prices and higher shipments. Petroleum additives operating margin for 2021 was 12.0% compared to 16.7% in 2020.
Throughout the year, we have continued to see our operating margins decline mainly due to the prolonged period of escalating raw material costs. While we have made some progress in adjusting our selling prices to offset the effects of the higher costs, we have not been able to adjust sufficiently to offset the cost increases. We continue to see a lag between when price increases go into effect and when we begin to see margin recovery. This lag will continue until we see a period where raw material prices stabilize. We have also seen significant increases in many elements of our operating costs such as utilities, logistics, insurance, and third-party manufacturing services. In addition, the worldwide supply chain disruptions continue to negatively impact our business. Margin recovery and cost control will be priorities throughout 2022 so that we will return to our historical profit margin range. We will also be working hard to resolve continuing supply chain issues to meet our customers’ growing needs, and we expect to see improvement in the supply chain and in our performance as the year unfolds.
During 2021, we paid dividends of $85.9 million, repurchased 566,671 shares of our common stock for a total of $196.2 million and funded capital expenditures of $78.9 million.
As we look forward to 2022 and beyond, we expect continued strength in our petroleum additives sales and shipments. Our views toward the fundamentals of our industry remain unchanged with the petroleum additives market growing at 1% to 2% for the foreseeable future, and we expect to exceed that growth rate.
We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. This is evidenced by our ongoing investments in supply capability and our technology- driven initiatives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EST on Thursday, February 3, 2022 to review fourth quarter and full year 2021 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until February 10, 2022 at 3:00 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 44141. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/44141. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2020 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue:
Petroleum additives	$573,387	$525,212	$2,343,942	$2,001,567
All other	3,180	2,569	12,168	9,364
Total	$576,567	$527,781	$2,356,110	$2,010,931
Segment operating profit:
Petroleum additives	$40,656	$84,323	$281,055	$333,241
All other	(727)	(2,051)	(1,525)	(100)
Segment operating profit	39,929	82,272	279,530	333,141
Corporate unallocated expense	(4,623)	(6,481)	(21,214)	(21,744)
Interest and financing expenses	(9,661)	(5,753)	(34,218)	(26,328)
Other income (expense), net	4,325	6,285	23,453	46,218
Income before income tax expense	$29,970	$76,323	$247,551	$331,287
Net income	$17,206	$66,884	$190,908	$270,568
Earnings per share - basic and diluted	$1.65	$6.12	$17.71	$24.64

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$576,567	$527,781	$2,356,110	$2,010,931
Cost of goods sold	469,833	377,001	1,808,403	1,415,899
Gross profit	106,734	150,780	547,707	595,032
Selling, general, and administrative expenses	34,594	37,026	145,973	142,863
Research, development, and testing expenses	36,711	38,199	143,952	140,367
Operating profit	35,429	75,555	257,782	311,802
Interest and financing expenses, net	9,661	5,753	34,218	26,328
Other income (expense), net	4,202	6,521	23,987	45,813
Income before income tax expense	29,970	76,323	247,551	331,287
Income tax expense	12,764	9,439	56,643	60,719
Net income	$17,206	$66,884	$190,908	$270,568
Earnings per share - basic and diluted	$1.65	$6.12	$17.71	$24.64
Cash dividends declared per share	$2.10	$1.90	$8.00	$7.60

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$83,304	$125,172
Marketable securities	375,918	0
Trade and other accounts receivable, less allowance for credit losses	391,779	336,395
Inventories	498,539	401,031
Prepaid expenses and other current assets	38,633	35,480
Total current assets	1,388,173	898,078
Property, plant, and equipment, net	676,770	665,147
Intangibles (net of amortization) and goodwill	127,752	129,944
Prepaid pension cost	242,604	137,069
Operating lease right-of-use assets	68,402	61,329
Deferred charges and other assets	54,735	42,308
Total assets	$2,558,436	$1,933,875
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$246,097	$189,937
Accrued expenses	85,103	78,422
Dividends payable	16,648	15,184
Income taxes payable	4,442	3,760
Operating lease liabilities	15,709	13,410
Current portion of long-term debt	349,434	0
Other current liabilities	7,654	11,742
Total current liabilities	725,087	312,455
Long-term debt	789,853	598,848
Operating lease liabilities - noncurrent	52,591	48,324
Other noncurrent liabilities	228,776	214,424
Total liabilities	1,796,307	1,174,051
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,362,722 at December 31, 2021 and 10,921,377 at December 31, 2020)	0	717
Accumulated other comprehensive loss	(82,227)	(173,164)
Retained earnings	844,356	932,271
Total shareholders' equity	762,129	759,824
Total liabilities and shareholders' equity	$2,558,436	$1,933,875

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2021	2020
Net income	$190,908	$270,568
Depreciation and amortization	84,320	84,002
Unrealized (gain) loss on marketable securities	7,440	0
Cash pension and postretirement contributions	(10,342)	(10,655)
Working capital changes	(116,355)	(54,089)
Deferred income tax expense	1,978	7,554
Purchases of marketable securities	(393,434)	0
Proceeds from sales and maturities of marketable securities	10,957	0
Capital expenditures	(78,934)	(93,316)
Issuance of 2.70% senior notes	395,052	0
Debt issuance costs	(3,897)	(1,349)
Net borrowings (repayments) under revolving credit facility	148,000	(44,678)
Repurchases of common stock	(196,220)	(101,434)
Dividends paid	(85,910)	(83,417)
Proceeds from sale of land	0	20,000
Gain on sale of land	0	(16,483)
All other	4,569	4,072
Decrease in cash and cash equivalents	$(41,868)	$(19,225)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net Income	$17,206	$66,884	$190,908	$270,568
Add:
Interest and financing expenses, net	9,661	5,753	34,218	26,328
Income tax expense	12,764	9,439	56,643	60,719
Depreciation and amortization	20,752	20,684	82,532	82,666
EBITDA	$60,383	$102,760	$364,301	$440,281